FOR IMMEDIATE RELEASE

Duff & Phelps Acquires Cole & Partners
Addition of Leading Canadian Financial Advisory Firm Establishes Duff & Phelps’ Presence in Canada

NEW YORK, June 15,  2010 - Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has acquired Cole & Partners, a Toronto-based independent financial advisory practice comprised of approximately 20 client service professionals.  The acquisition establishes a Canadian presence for Duff & Phelps and strategically aligns with key growth areas in dispute consulting, valuation services and corporate finance advisory.  Terms of the transaction were not disclosed.

"Over the past 35 years, Cole & Partners has earned an unparalleled reputation in Canada for bringing independent, practical solutions to complex financial and business issues,” said Noah Gottdiener, chairman and chief executive officer of Duff & Phelps.  “This is uniquely true with respect to business valuation and financial litigation support–practice areas that will integrate seamlessly with our core competencies.  Through Cole & Partners, we have also established a platform to enter the Canadian market, where we see meaningful expansion opportunities.”

Founded in 1975, Cole & Partners focuses on providing a broad range of financial advisory services, with particular expertise in business valuation, financial litigation support, corporate financial advisory and forensic and investigative accounting.  The company serves a diverse client base from large, publicly traded companies to private businesses to legal and accounting firms.  Following a transition period, Cole & Partners will operate as Duff & Phelps.

Commenting on the acquisition, Andrew Freedman, a founding partner, added: “For more than three decades, Cole & Partners has built a culture of professionalism, analytical rigor and client service.  We are delighted to join Duff & Phelps, a firm that shares these values and will facilitate broader service line offerings and expanded industry expertise to our clients and referral sources.  I look forward to working closely with my new colleagues to introduce Duff & Phelps to Canada and growing the practice in the coming years.”

About Duff & Phelps
As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps delivers trusted advice to our clients principally in the areas of valuation, transactions, financial restructuring, dispute and taxation. Our world class capabilities and resources, combined with an agile and responsive delivery, distinguish our clients' experience in working with us. With offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services in the U.S. are provided by Duff & Phelps Securities, LLC. Investment banking services in the UK are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit  www.duffandphelps.com. (NYSE: DUF)

About Cole & Partners
Cole & Partners is one of Canada’s leading independent financial advisory practices. Since its establishment in 1975, the Firm has earned a reputation for candid opinions and clear, practical solutions to complex financial and business issues. Cole & Partners provides a broad range of financial advisory services and specialize in business valuation, financial litigation support, corporate financial advisory and forensic and investigative accounting.

FOR IMMEDIATE RELEASE

Investor Relations
Marty Dauer
+1 212 871 7700
investor.relations@duffandphelps.com

Media Relations
Alex Wolfe
+1 212 871 9087
alex.wolfe@duffandphelps.com